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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [X]   Soliciting Material Under Rule 14a-12


                          NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     0-11(a)(2) and identify the filing for which the offsetting fee was paid
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     or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: August 21, 2002

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INDEPENDENT SHAREOWNER REPRESENTATION ON NORTHFIELD LABS' BOARD OF DIRECTORS

The Robert Coates Group

August 21, 2002

BACKGROUND INFORMATION ON C. ROBERT COATES

- Mr. Robert Coates owns 644,200 shares in Northfield Laboratories, Inc. (Northfield), bought in the open market from 05/27/98 through 08/17/01

- Mr. Coates started buying Northfield shares at $13.94 per share and has, at the high end, paid $21.00 for some of his shares

-       The average price he paid for his shares is $14.95 per share

- Coates and Mr. Bert Williams, an associate, are running for election to Northfield's board

- All seven seats - expanded from six seats -- are up for election during the company's September 13, 2002 annual shareholder meeting

-       Mr. Coates is not seeking control of the board

AREAS OF CONCERN - BUSINESS RESULTS

-       Northfield's stock price has fallen 91% since March, 2000

- Northfield lost $10.7 million in fiscal year 2002 and has lost $98.2 million since its inception in 1985

- The company has $18.4 million of cash left - estimated to stretch for another 18 months of operation

- It could potentially burn through all of its cash while trying to re-file its application with the FDA - new trials and/or improved manufacturing processes could consume significant time and cash

- Northfield will need approximately $45 million to $50 million to fund a manufacturing facility to support the commercialization of PolyHeme

- In August of 2001, Northfield filed a deficient application for its blood substitute PolyHeme with the FDA, prompting the FDA to issue a Refuse to File (RTF) letter to Northfield (November 2001)

- Without a partner Northfield will not have enough cash to bring PolyHeme to market nor have the talent to manage the FDA approval process or the commercialization of the product

- In 1997, Northfield reportedly refused a buyout offer from a major pharmaceutical company, an offer rumored to exceed $30 per share; no shareholder input was requested

- Northfield has lost key executives over the last five years, including (but not limited to) a VP of Operations, a Manager of Manufacturing, a VP of Marketing and a Manager of Quality Assurance

- Northfield appears to have no chief scientist or VP of Research on staff (since 1995)

AREAS OF CONCERN - CORPORATE GOVERNANCE

- The Northfield board, by the standards of the Council for Institutional Investors, would be composed of a majority of non-independent directors (Messrs. Gould, Moss, Ness and Savner)

- Northfield "removed" Mr. DeWoskin from the CEO position only to immediately rehire him as a consultant at a much higher salary (a 14.9% increase!)

- The company refused to disclose information about the Phase III clinical trials results and RTF letter from the FDA to its shareowners

-       Northfield's CEO is also the Chairman of the Board

- Two nominees draw significant consulting income from Northfield (Dr. Ness and Dr. Moss; $80,000 and $60,000 in 2002 respectively) - the Northfield proxy outlines that the company expects that both contracts will be extended in fiscal year 2003

- One nominee, Mr. David Savner, who until April 1998 (approximately four years ago), had been Northfield's chief outside counsel for more than a decade

- Some board members up for reelection have attended less than 75% of the board and committee meetings over the last four years (Mr. Savner in 2002 - 50%, and Mr. Chelberg in 2001 and 1999 - 67% and 60% respectively)

- The compensation committee approved over $400,000 in bonuses for filing a deficient FDA application for PolyHeme

- The compensation committee, until the year 2000, included an insider of the company -- the CEO (Mr. DeWoskin)

- The audit committee, until 1999, included an insider of the company -- the President (Mr. Gould)

- Two nominees have affiliations to PepsiAmericas, Inc., which owns 10.5% of the outstanding shares but would control 28.6% of the board of directors

- The nominating committee includes a non-independent director, Mr. Savner, and refused to discuss Mr. Coates' credentials or meet with Mr. Bert Williams

- The board has refused to respond to shareholders' questions and inquiries

- One nominee, Mr. Olshansky, has been cited by the SEC for multiple violations regarding his disclosure of holdings and transactions in the securities beneficially owned by his partnerships

- Mr. Olshansky was also President of Medstone International, Inc. during the time Medstone failed to win FDA approval for its equipment

- Two directors, Messrs. Chelberg and Olshansky, were added to the board to represent their respective companies' respective business interests. According to Northfield's 1995 Schedule 14A they were on the board because of "agreements" that each company "designate an individual to serve as a director" of Northfield "as long as certain minimum share ownership requirements are satisfied." The Schedule 14A also indicates that "the share ownership of" the two companies "no longer satisfies the minimum share ownership requirements contained in such agreements."

AREAS OF CONCERN - TECHNOLOGY

- Northfield has stated that the FDA had issues with "the validity of the historical control group, and the actual trial design itself" as well as with "certain manufacturing processes and `chemistries' the company plans to use in the production of PolyHeme"

- There are no ongoing Northfield trials and manufacturing standard operating procedures appear not to be in compliance

-       There appears to be no ongoing R&D at Northfield at this time

- Competitors Biopure and Hemosol are gaining ground and appear to have extensive Phase III operations

-       Biopure filed with the FDA on July 31, 2002

- Biopure has received approval in South Africa and is gathering data on patients

THE COATES AND WILLIAMS ACTION PLAN:

-       Gain representation on Northfield's board as independent directors

- Find a major pharmaceutical partner for Northfield to provide cash and experienced management to get PolyHeme approved by the FDA

-       Raise PolyHeme's undeserved low profile

- Ask Northfield to partner with companies to extend the possible applications of PolyHeme as a transport delivery mechanism for other drugs

- Work with the Department of Defense and the Homeland Security Agency to explore the possibility of stockpiling PolyHeme as a safe, effective blood substitute for emergencies

-       Keep investors informed of Northfield news

COATES' AND WILLIAMS' EXPERTISE IN FINANCE, MARKETING, THE FDA REGULATORY PROCESS AND THE WORLDWIDE DISTRIBUTION OF MEDICAL PRODUCTS WILL SERVE THE SHAREOWNERS WELL

- For over 20 years, Mr. C. Robert ("Bob") Coates has been the Chief Executive Officer of Management Insights, Inc., a tax consulting firm that specializes in tax credits and incentives. In addition, Mr. Coates has over 15 years of experience in investing in technology and software companies. Mr. Coates earned a Bachelor of Arts Degree in Economics with Distinction from the University of Virginia, an MBA in Finance, and a Ph.D. in Finance, Economics and Accounting from the University of Chicago. Mr. Coates served on the Board of Directors of Borland Software Corporation, a publicly traded company, from June 1999 to February 2000.

- Mr. Bert R. Williams III is the President of Immuno Concepts N.A. Ltd., a leading manufacturer and worldwide distributor of medical diagnostic kits. He is responsible for production, marketing, technical support and operations. He implemented the program that achieved ISO 9001 certification at Immuno Concepts. Mr. Williams has also served as Director of Marketing at Immuno Concepts since 1985. In that role, he was responsible for global strategic marketing development and direction; he expanded international market penetration from four countries to more than sixty. He holds a Bachelor of Science degree from Wayne State University and an MBA from Marquette University. He also serves as a director of the Intestinal Health Institute, a non-profit Dallas-based organization.

C. ROBERT COATES IS SUPPORTED BY A SEASONED TEAM

- The Robert Coates Group team includes Wilhelm H. Ruiz, Managing Director. Mr. Ruiz has over 18 years of experience in the High Tech Manufacturing, Telecommunications, and Consumer Goods industries, including over seven years' consulting experience with Ernst & Young and IBM. He was most recently a Principal in IBM's Business Innovation Services group helping clients with complex and large-scale business and IT transformation projects. Prior to IBM Mr. Ruiz was the Director of Process Innovation at Ameritech. Mr. Ruiz earned a Bachelor of Science Degree Summa Cum Laude in Aerospace Engineering, Master of Science Degrees in Mechanical and Manufacturing Engineering, and an MBA with High Honors all from Boston University.

- The group also includes Simon A. Goldberg, Life Sciences Project Manager. Mr. Goldberg's background includes a Bachelor of Science from the University of Michigan concentrating on Cellular Molecular Biology and Chemistry and training as a medical geneticist and genetic counselor at the University of Pittsburgh and their Graduate School of Public Health. While in Pittsburgh Simon worked as a molecular geneticist in the field of ophthalmology developing novel laboratory techniques to facilitate locating genes. Mr. Goldberg later worked at the American Medical Association (AMA), where he developed policy concentrating on new medical science, including molecular medicine, medical genetics, and transplantation. While working at the AMA Simon completed an MBA at DePaul University. His business studies concentrated on marketing, entrepreneurship, and e-business.

NORTHFIELD HAS SHOWN A COMPLETE DISREGARD FOR TRUE CORPORATE GOVERNANCE
PRACTICES

NORTHFIELD'S CORPORATE GOVERNANCE SCORECARD

- Will the majority of Northfield's board be composed of independent directors? NO

- Is Northfield's nominating committee composed of all independent members? NO

- Was Northfield working in the best interests of its shareholders when it "removed" its CEO only to "rehire" him with a 15% increase in salary? NO

- Did Northfield show good judgment by allowing its "old" CEO to serve as part of the compensation committee up until 2000? NO

- Did the compensation committee act in the best interest of shareholders when it increased salaries and options of Northfield's executives in the face of a declining stock price? And, did it act wisely in approving over $400,000 in bonuses for filing a deficient FDA application for PolyHeme in 2002? NO

- Can two of the Northfield-endorsed candidates who earned $60,000 and $80,000, respectively, in consulting fees and who will continue to work as consultants be considered independent? NO

- Has Northfield disclosed material information regarding its Phase III trials and RTF letter from the FDA? NO

- Have two of Northfield's directors (Savner and Chelberg) met the basic requirements of attending 75% or more of the annual board meetings? NO

- Has Northfield tried to separate the CEO position from that of the Chairman of the Board? NO